EXHIBIT 99.1

FIRST AMENDMENT

TO

STOCKHOLDER RIGHTS AGREEMENT

This First Amendment to Stockholder Rights Agreement (this "First Amendment"), dated June 18, 2004, is by and between Bayou Steel Corporation, a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company, a New York corporation, as Rights Agent (the "Rights Agent").

WHEREAS, the Company’s Board of Directors adopted a Stockholder Rights Agreement (the "Rights Agreement") effective as of May 28, 2004 (the "Effective Date"), and declared a dividend distribution of one Stock Purchase Right on each outstanding share of the Company's Common Stock as of the record date of May 28, 2004; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement to revise the definition of "Exempt Person" thereunder.

NOW, THEREFORE, the Rights Agreement is hereby amended and follows:

The definition of "Exempt Person" contained in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

"Exempt Person" shall mean each of the following: (i) the Company or any Subsidiary of the Company, in each case including, without limitation, in its fiduciary capacity, or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity or trustee holding Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company and (ii) any stockholder (but not any transferee or successor to such stockholder) who on the date of the adoption of this Rights Agreement beneficially owns a number of shares of Common Stock that equals or exceeds the Threshold Percentage of shares of Common Stock of the Company, (iii) in the case of Black Diamond Capital Management, L.L.C. and any of its affiliates that it controls (collectively, "Black Diamond")(but not any transferee or successor to Black Diamond), Black Diamond shall be permitted to be the beneficial owner of not more than 585,316 shares of Common Stock of the Company, subject to the terms and conditions of the Agreement dated June 17, 2004 between the Company and Black Diamond, provided in the case of (ii) above that if such stockholder acquires any additional shares of Common Stock of the Company on or after the Effective Date of this Rights Agreement, such stockholder will no longer be an Exempt Person, and further provided in the case of (iii) above that if Black Diamond acquires or becomes the Beneficial Owner of any additional shares of Common Stock of the Company it will no longer be an Exempt Person.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

BAYOU STEEL CORPORATION

By:	/s/ Jerry M. Pitts
Jerry M. Pitts President and Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ William F. Seegraber
William F. Seegraber Vice President